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                        [GOODWIN PROCTER LLP LETTERHEAD]

July 1, 2008


The Payden & Rygel Investment Group
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

As Massachusetts counsel to The Payden & Rygel Investment Group, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a "Massachusetts business trust" (the "Trust"), we have been asked to render this opinion in connection with the registration of an unlimited number of shares (the "Shares") of the Trust representing interests in the Payden/Kravitz Cash Balance Plan Fund (the "Fund"), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 57 to the Trust's Registration Statement on Form N-1A (the "Registration Statement").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust. In addition, we have assumed that the Shares will be issued and sold at a price equal to the net asset value per share of the Fund and substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the prospectus and statement of additional information relating to the Shares, as in effect at the time of such sale, that the Registration Statement with respect to the Shares is effective at the time of issuance and sale and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter  LLP

GOODWIN PROCTER  LLP